EXHIBIT 2

Delaware Division of Corporations

401 Federal Street – Suite 4

Dover, DE 19901

Ph: 302-739-3073

Fax: 302-739-3812

Certificate of Formation

of a Limited Liability Company

Dear Sir or Madam:

Enclosed please find a form for a Certificate of Formation of a Limited Liability Company to be filed in accordance with Section 18-201 of the Limited Liability Company Act of the State of Delaware. The fee to file the Certificate is $90. You will receive a stamped “Filed” copy of the submitted document. A certified copy may be requested for an additional $50. Expedited services are available. Please contact our office concerning these fees or you may consult our fee chart at www.corp.delaware.gov. Please make the check payable to “Delaware Secretary of State”.

Annual Taxes in the amount of $300 for the limited liability company are due by June 1 of each year following the calendar year in which their Certificate of Formation becomes effective. Please contact the Franchise Tax Section with any questions regarding Annual Taxes.

For the convenience of processing your order in a timely manner, please include a cover letter with your name, address and telephone/fax number to enable us to contact you if necessary. Please make sure you thoroughly complete all information requested on this form. It is important that the execution be legible, we request that you print or type the name of the person signing under the signature line.

Thank you for choosing Delaware as your corporate home. Should you require further assistance in this or any other matter, please don’t hesitate to call us at (302) 739-3073.

Sincerely, Department of State Division of Corporations

encl.

rev. 10/16

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Special Instructions – Certificate of Formation of a Limited Liability Company

This form is to be used as a Template only. The following instructions will help you in correctly completing your Formation Certificate. The instructions are numbered to correspond with the article being referenced.

1.

The name of the limited liability company exactly as you wish it to appear in our records. Please visit our website to verify the availability of the name. The name must include the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC”.

2.	List the name and address of the registered agent located in Delaware you are appointing to accept service of process for the limited liability company.

Execution Block - The document must be signed by an authorized person of the limited liability company pursuant to Section 18-204 of Title 6, Chapter 18. The name of the person must be typed or written legibly underneath the signature.

This form contains information required by statute; if you need to add additional information permitted by statute you may draft a new document. Please feel free to call our office at 302-739-3073 for assistance in completing this form.

Sincerely,

Delaware Division of Corporations

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STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is          Cardone Equity Fund V, LLC           .

2. The Registered Office of the limited liability company in the State of Delaware is located at       160 Greentree Drive, Suite 101       (street), in the City of    Dover   , Zip Code     19904      . The name of the Registered Agent at such address upon whom process against this limited liability company may be served is           National Registered Agents, Inc.         .

By:
Authorized Person

Name:	Clemen Cunningham
Print or Type

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